A MESSAGE FROM **FRED BOEHLER**, PRESIDENT AND CEO



Associates,

As our business continues to grow, our team adapts and grows too. A little over a year ago I combined Business Development and Supply Chain Solutions/Physical Development under David Stuver. With many acquisitions, RFP wins, and the complexity of automated development, the role has expanded beyond one person. For this reason, I am re-introducing the Chief Commercial Officer role. I am very pleased to announce that **Rob Chambers will be rejoining Americold as our new Executive Vice President and Chief Commercial Officer**. Please join me in welcoming Rob back to the team!

As a member of the Americold Executive Leadership Team, Rob will report to me and be responsible for Key Accounts, Regional Accounts, and Marketing on a Global basis. David Stuver will focus on Supply Chain Solutions, Design Engineering, Physical Development, and PMO as he originally had. He will remain an EVP and continue to report into me.

Rob joins us from Saia where he spent the last seven months as Vice President and Chief Financial Officer. Prior to Saia, Rob was Vice President of Commercial Finance at Americold for almost six years. He has also held financial roles with one of the world's largest global third party logistics companies and at a Big Four public accounting firm.

Rob is a certified public accountant with a bachelor's degree in business administration and a master's degree in accounting from Stetson University in DeLand, Florida.

With these changes to our team, we are well-positioned to continue expanding our customer base, integrating our operations, and implementing leading-edge solutions that create opportunities for growth for our company, our customers, and our Associates.

Welcome, Rob! We're all excited to have you back at the COOLest place to work! And a big thank you to David for all that he's done in Business Development and Supply Chain Solutions/Physical Development over the past year.

Sincerely,

Fred Boehler